Exhibit 4(hh)

Amendment (this “Amendment”), dated November 9, 2016 (the “Amendment Effective Date”), by NextEra Energy Capital Holdings, Inc. (formerly known as FPL Group Capital Holdings Inc), a Florida corporation (together with its successors and assigns, the “Corporation”), and NextEra Energy, Inc. (formerly known as FPL Group, Inc.), a Florida corporation (together with its successors and assigns, the “Guarantor”), to (i) the Replacement Capital Covenant, dated June 12, 2007 (the “June 2007 Replacement Capital Covenant”), entered into by the Corporation and the Guarantor in favor of and for the benefit of each Covered Debtholder (as defined in the June 2007 Replacement Capital Covenant) and (ii) the Replacement Capital Covenant, dated September 18, 2007 (the “September 2007 Replacement Capital Covenant” and together with the June 2007 Replacement Capital Covenant, the “Replacement Capital Covenants”), entered into by the Corporation in favor of and for the benefit of each Covered Debtholder (as defined in each of the Replacement Capital Covenants).
Recitals
A.    On June 12, 2007, the Corporation and the Guarantor entered into the June 2007 Replacement Capital Covenant in connection with the issuance of the Corporation’s Series C Junior Subordinated Debentures due 2067.
B.     On September 18, 2007, the Corporation and the Guarantor entered into the September 2007 Replacement Capital Covenant in connection with the issuance of, among other things, the Corporation’s Series D Junior Subordinated Debentures due 2067.
C.    Pursuant to Section 4(b) of each of the Replacement Capital Covenants, the Corporation and the Guarantor may amend such Replacement Capital Covenant without the consent of the Holders of the then-effective Covered Debt if such amendment is not adverse to the rights of the Holders of the then-effective Covered Debt and an officer of the Corporation delivers to such Holders a written certificate stating that, in his or her determination, such amendment is not adverse to the rights of the Holders of the then-effective Covered Debt.
D.    The intent and effect of this Amendment is to (i) recognize, for purposes of calculating qualified replacement capital under each Replacement Capital Covenant, the proceeds from the issuance of any and all securities specified in Section 2 of such Replacement Capital Covenant after the Amendment Effective Date during the 365 days prior to the date of delivery of a notice of redemption or applicable date of purchase or defeasance and (ii) allow the Corporation to select the Covered Debt upon a Redesignation Date.
NOW, THEREFORE, the Corporation and the Guarantor hereby amend each Replacement Capital Covenant as set forth in this Amendment.
SECTION 1. Definitions.  Capitalized terms used herein (including in the Recitals) and not otherwise amended or defined herein shall have the meanings set forth in the respective Replacement Capital Covenant.
SECTION 2. Amendments of the Replacement Capital Covenants. Each Replacement Capital Covenant is hereby amended in accordance with Section 4(b) thereof as follows:
(A)    by amending Section 3(b) thereof to read in its entirety as follows:

“(b)    On, or during the 30-day period immediately preceding, any Redesignation Date with respect to the Covered Debt then in effect, the Corporation shall identify the series of Eligible Debt that will become the Covered Debt on the related Redesignation Date in accordance with the following procedures:
(A)    the Corporation shall identify each series of then outstanding long-term indebtedness for money borrowed of the Corporation and the Guarantor that is Eligible Debt;
(B)    the Corporation shall designate one of such series to be the series of Eligible Debt that will become the Covered Debt commencing on the related Redesignation Date;
(C)    the series of Eligible Debt that is determined to be the Covered Debt pursuant to clause (B) above shall be the Covered Debt for purposes of this Replacement Capital Covenant for the period commencing on the related Redesignation Date and continuing to but not including the Redesignation Date as of which a new series of Eligible Debt is next determined to be the Covered Debt pursuant to the procedures set forth in this Section 3(b); and
(D)    in connection with such identification of a new series of the Covered Debt, notice shall be given as provided for in Section 3(d) within the time frame provided for in such section.”;
(B)    by deleting Section 3(c) thereof in its entirety;
(C)    by amending the definition of the term “Eligible Debt” as set forth in Schedule I thereto to read in its entirety as follows:
“Eligible Debt” means, at any time, Eligible Subordinated Debt or Eligible Senior Debt. The Subordinated Debentures shall not be considered “Eligible Debt” for purposes of the Replacement Capital Covenant.”; and
(D)    by amending the definition of the term “Measurement Period” as set forth in Schedule I thereto to read in its entirety as follows:
“Measurement Period” with respect to any redemption, purchase or defeasance of Subordinated Debentures, means the period (i) beginning on the date that is 365 days prior to the date of delivery of notice of such redemption (such date of delivery, the “notice date”) or the date of such purchase or defeasance and (ii) ending on such notice date or the date of such purchase or defeasance.
SECTION 3. Miscellaneous. (a)  Except as expressly amended hereby, all of the provisions of each Replacement Capital Covenant continue in full force and effect.
(b)    This Amendment shall be governed and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Corporation and the Guarantor have caused this Amendment to the Replacement Capital Covenants to be executed by a duly authorized officer as of the day and year first above written.

NextEra Energy Capital Holdings, Inc.

By:	ALDO E. PORTALES
Name: Aldo E. Portales
Title: Assistant Treasurer

NextEra Energy, Inc.

By:	ALDO E. PORTALES
Name: Aldo E. Portales
Title: Assistant Treasurer

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